Exhibit 99.1

REDWOOD TRUST CLOSES 106th SECURITIZATION BACKED BY RESIDENTIAL JUMBO LOANS AND CLOSES TRANSACTION TO EXTEND $400 MILLION DEBT FACILITY TO 2021

MILL VALLEY, CA – Thursday, March 19, 2020 – Redwood Trust, Inc. (NYSE: RWT), a leading innovator in housing credit investing, today announced that it has closed its 106th Sequoia securitization, SEMT 2020-3, backed by a $637 million pool of Redwood Select jumbo loans. Separately, the company also closed a transaction to extend the maturity of a $400 million warehouse financing facility scheduled to mature at the end of March 2020, to a new maturity date in March 2021.

In a presentation published on the company’s website on Tuesday, March 17, 2020, Redwood disclosed that it had priced this $637 million residential securitization. The company intends to use the net proceeds it received at closing to reduce borrowings under its existing residential warehouse facilities. Redwood estimates this transaction will increase the financing capacity under its warehouse facilities to approximately 60% of its maximum aggregate financing capacity.

In the same presentation, Redwood disclosed that it expected to renew this warehouse financing facility for jumbo residential mortgage loans. As of the close of business on March 18, 2020, Redwood had $244 million of capacity available under this uncommitted warehouse line. The renewal extends the maturity of this facility to March 26, 2021 on similar terms. The company plans to continue to use the facility as a warehouse line for jumbo loans held for sale in its Residential Lending business segment.

Additional Resources

•	Investor Presentation: Redwood Trust Company Update Regarding Recent Market Conditions – March 17, 2020

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in single-family residential and multifamily mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to Redwood’s planned use for the warehouse financing facility. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com